Exhibit 99.1

Fred's Reports Fourth Quarter and Full Fiscal Year 2012 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 28, 2013--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and fiscal year ended February 2, 2013.

For the fourth quarter ended February 2, 2013, Fred’s net income totaled $6.6 million or $0.18 per diluted share compared with net income of $9.8 million or $0.26 per diluted share in the fourth quarter ended January 28, 2012. For fiscal year 2012, Fred's net income totaled $29.6 million or $0.81 per diluted share compared with $33.4 million or $0.87 per diluted share in the prior year. Net income for 2012 included approximately $4.2 million or $0.12 per diluted share related to a state income tax settlement, as well as adjusting other tax-related assumptions and estimates.

Fred's total sales for the 14-week fourth quarter of fiscal 2012 increased 7% to $533.4 million from $497.6 million for the same period last year. Comparable store sales for the quarter increased 4.8%. Fred's total sales for 53-week fiscal 2012 increased 4% to $1.955 billion from $1.879 billion for the same period last year. Comparable store sales for fiscal year 2012 increased 1.1%.

To adjust these results for 13- and 52-week periods, the Company eliminated from 2012 the week ended February 2, 2013. Excluding the effect of the extra week in the current year, fourth quarter comparable store sales decreased 2.8% from the year-earlier period. Excluding the effect of the extra week in the current year, fiscal 2012 comparable store sales for the year decreased 1.4% from the year-earlier period.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "The fourth quarter brought to a close a challenging year in 2012 as our customers remained under economic pressures and our operating costs trended higher than forecast. We were disappointed by the results, but now move forward with optimism about future opportunities and embark on a three-year reconfiguration plan designed to help us regain the momentum we experienced in the prior three years in driving toward our goal of increasing our operating margin to 4%.

"Fred's business comprises two distinct focal points," Efird continued, "one being our pharmacy department, which continues to perform well, and the other being our general merchandise departments, which overall have seen challenging results. Our reconfiguration plan will seek to elevate our general merchandise performance by shifting our general merchandise business to a healthier balance of higher gross margin, discretionary departments and consumables, while accelerating our pharmacy and healthcare services growth. Through these efforts, we believe we can improve overall store productivity and space efficiency and enhance product selection in stores with pharmacies. In summary, we look forward to driving improved performance in 2013, delivering earnings growth in the range of 12% to 28% higher than in 2012."

Fred's gross profit for the fourth quarter of 2012 increased 8% to $148.6 million from $137.7 million in the prior-year period. Gross margin for the quarter increased to 27.9% compared with 27.7% in the same quarter last year. During the fourth quarter, pharmacy department margins improved while general merchandise gross margin decreased in the quarter primarily due to a significant sales mix shift affecting initial markup.

Gross profit for fiscal 2012 increased 5% to $566.3 million from $538.5 million in the prior-year period. Gross margin for fiscal 2012 increased to 29.0% compared with 28.7% in the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 150 basis points to 26.3% of sales from 24.8% of sales in the prior-year quarter. During the quarter, the deleveraging of expenses is primarily attributed to the top-line impact of the pharmacy department brand-to-generic drug shift as well as depreciation and amortization resulting from new pharmacy growth. In addition to pharmacy department expense deleveraging, we also incurred higher store occupancy costs and increased insurance expense. For fiscal 2012, selling general and administrative expenses deleveraged 100 basis points to 27.0% from 26.0% of sales in fiscal 2011.

For the fourth quarter of 2012, operating income, which is equivalent to earnings before interest and taxes or EBIT, a non-GAAP measure, was $8.5 million or 1.6% of sales compared with $14.2 million or 2.9% of sales in the prior-year period. For fiscal 2012, operating income or EBIT was $39.1 million or 2.0% of sales from $51.2 million or 2.7% of sales in fiscal 2011.

For the fourth quarter of 2012, earnings before interest, taxes, depreciation and amortization or EBITDA, also a non-GAAP measure that further excludes depreciation and amortization from EBIT, was $19.3 million or 3.6% of sales compared with $24.1 million or 4.8% of sales in the prior-year period. For fiscal 2012, EBITDA was $78.6 million or 4.0% of sales from $85.3 million or 4.5% of sales in fiscal 2011.

During the fourth quarter, Fred's opened four net new locations consisting of six full-service store openings, two new Xpress pharmacy locations and the closure of one full-service store and three Xpress pharmacy locations. For fiscal 2012, the Company opened 12 net new locations consisting of 20 full-service store openings, 15 new Xpress pharmacy locations and the closure of 14 full-service stores and nine Xpress pharmacy locations. For fiscal 2012, the Company added 21 net new pharmacies.

The Company provides the following guidance for the first quarter of 2013 and the upcoming full fiscal year, noting that there will be 52 weeks of operating results in the fiscal year:

  The change in total sales for the first quarter of 2013 is expected to range from up 1% to down 1%.
  Comparable store sales for the first quarter are expected to be down 1% to 3%, reflecting poor weather in March that affected Lawn & Garden and other seasonal merchandise, versus a decrease of 0.3% in the first quarter last year.
  Earnings per diluted share for the first quarter are forecasted to be in the range of $0.26 to $0.30 compared with $0.28 last year.
  Based on this outlook, the Company expects total earnings per diluted share for 2013 to be in the range of $0.77 to $0.88. Excluding the impact of the $0.12 per share favorable income tax adjustment on 2012 results, the increase in earnings per share is projected to be 12% to 28% in 2013.

Currently, Fred's, Inc. operates 713 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter and fiscal year-end 2012 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 28, 2013.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)
	14 Weeks Ended February 2, 2013	13 Weeks Ended January 28, 2012	Percent Change
Net sales	$533,380	$497,592	7.2%
Operating income	$8,491	$14,205	(40.2)%
Net income	$6,556	$9,796	(33.1)%
Net income per share:
Basic	$0.18	$0.27	(33.3)%
Diluted	$0.18	$0.26	(30.8)%
Average shares outstanding:
Basic	36,478	36,831
Diluted	36,579	36,941
	53 Weeks Ended February 2, 2013	52 Weeks Ended January 28, 2012	Percent Change

Net sales	$1,955,275	$1,879,059	4.1%
Operating income	$39,078	$51,155	(23.6)%
Net income	$29,629	$33,428	(11.4)%
Net income per share:
Basic	$0.81	$0.88	(8.0)%
Diluted	$0.81	$0.87	(6.9)%
Average shares outstanding:
Basic	36,584	38,176
Diluted	36,711	38,268

FRED'S, INC. Unaudited Fiscal 2012 Fourth Quarter Results (in thousands, except per share amounts)

	14 Weeks Ended February 2, 2013	% of Total	13 Weeks Ended January 28, 2012	% of Total
Net sales	$533,380	100.0%	$497,592	100.0%
Cost of goods sold	384,781	72.1%	359,891	72.3%
Gross profit	148,599	27.9%	137,701	27.7%
Depreciation & amortization	10,823	2.0%	9,878	2.0%
Selling, general and administrative expenses	129,285	24.3%	113,618	22.8%
Operating income	8,491	1.6%	14,205	2.9%
Interest expense, net	147	0.0%	134	0.0%
Income before income taxes	8,344	1.6%	14,071	2.9%
Provision for income taxes	1,788	0.4%	4,275	0.9%
Net income	$6,556	1.2%	$9,796	2.0%
Net income per share:
Basic	$0.18		$0.27
Diluted	$0.18		$0.26
Weighted average shares outstanding:
Basic	36,478		36,831
Diluted	36,579		36,941

Unaudited Fiscal 2012 Results (in thousands, except per share amounts)

	53 Weeks Ended February 2, 2013	% of Total	52 Weeks Ended January 28, 2012	% of Total
Net sales	$1,955,275	100.0%	$1,879,059	100.0%
Cost of goods sold	1,388,943	71.0%	1,340,519	71.3%
Gross profit	566,332	29.0%	538,540	28.7%
Depreciation & amortization	39,541	2.0%	34,190	1.8%
Selling, general and administrative expenses	487,713	25.0%	453,195	24.2%
Operating income	39,078	2.0%	51,155	2.7%
Interest expense, net	549	0.0%	397	0.0%
Income before income taxes	38,529	2.0%	50,758	2.7%
Provision for income taxes	8,900	0.5%	17,330	0.9%
Net income	$29,629	1.5%	$33,428	1.8%
Net income per share:
Basic	$0.81		$0.88
Diluted	$0.81		$0.87
Weighted average shares outstanding:
Basic	36,584		38,176
Diluted	36,711		38,268

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	February 2, 2013	January 28, 2012
ASSETS:
Cash and cash equivalents	$8,129	$27,130
Inventories	353,266	331,882
Receivables	35,943	31,883
Other non-trade receivables	33,273	32,090
Prepaid expenses and other current assets	13,134	12,321
Total current assets	443,745	435,306
Property and equipment, net	158,457	161,209
Intangibles	41,873	32,191
Other non-current assets	3,078	3,276
Total assets	$647,153	$631,982

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$115,830	$106,886
Current portion of indebtedness	1,263	658
Accrued expenses and other	44,000	44,876
Deferred income taxes	24,234	23,878
Total current liabilities	185,327	176,298

Long-term portion of indebtedness	12,241	6,640
Deferred income taxes	4,732	5,633
Other non-current liabilities	13,581	19,799
Total liabilities	215,881	208,370
Shareholders' equity	431,272	423,612
Total liabilities and shareholders' equity	$647,153	$631,982

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer